Exhibit (a)(1)(I)

FORM OF REMINDER COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

ABOUT THE EXCHANGE OFFER

Date:
To:	Eligible Optionholders
From:	Susser Holdings Corporation
Re:	Reminder About Stock Option Exchange Offer

The exchange offer for all Eligible Options is currently open and available to all Eligible Optionholders. As previously communicated on May 26, 2010, the exchange is scheduled to close at 11:59 p.m., Central Time, on June 27, 2010.

If you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to the Expiration Date, which we expect will be at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer).

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Dee Suarez by hand, by facsimile to (361) 693-3719, by regular or overnight mail to Susser Holdings Corporation, Attention: Dee Suarez, 4525 Ayers Street, Corpus Christi, Texas 78415, or by e-mail to DSuarez@susser.com.